NEULEVEL MASTER SERVICES AGREEMENT

This NEULEVEL MASTER SERVICES AGREEMENT ("Master Services Agreement") is entered into as of the last date signed below (the "Effective Date") by and between NeuLevel, Inc., a Delaware corporation ("NeuLevel") with a principal place of business at 46000 Center Oak Plaza, Sterling, VA, 20166 USA, and Tralliance Corporation, a New York corporation ("Tralliance"), with a principal place of business at 220 Fifth Avenue, 20th Floor, New York, New York 10001 USA (individually a "Party" and, together with NeuLevel, collectively the "Parties").

Explanatory Statement

WHEREAS, NeuLevel, directly or through its Affiliates, had entered into a Letter of Agreement with Tralliance to participate in the application process for the .travel TLD;

WHEREAS, in October, 2004, Tralliance was selected by ICANN to be the registry for the .travel TLD;

WHEREAS, Tralliance entered into an agreement with ICANN dated May 5, 2005 to operate and administer the .travel TLD ("ICANN Agreement");

WHEREAS, NeuLevel is responsible for the administration and management of multiple TLDs; and

WHEREAS, the Parties intend to enter into an exclusive relationship, under which NeuLevel will serve as the registry operator of domain names for the .travel TLD.

NOW, THEREFORE, for and in consideration of the mutual promises, benefits and covenants contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, NeuLevel and Tralliance, intending to be legally bound, hereby agree as follows:

General Terms & Conditions

1. **DEFINITIONS.** Capitalized terms and phrases used in this Master Services Agreement shall have the meanings set forth in Schedule 1. Terms that are not defined therein or in the Master Services Agreement are defined in the context in which they are used and have the meanings there stated.

2. **SERVICES.**

2.1. **Registry Operations.** As further set forth in Exhibit A, NeuLevel will have primary responsibility for operating and managing the authoritative shared registry system, including, but not limited to, the Whois and Name Servers systems for the .travel TLD ("Services").

2.2. **Handling of Registry Data.**

(a) Data Escrow. NeuLevel shall establish at Tralliance's expense a data escrow or mirror site policy for the Registry Data compiled by Registry. Registry Data, as used in this Agreement, shall mean the following: (1) data for domains sponsored by all registrars, consisting of domain name, server name for each nameserver, registrar id, updated date, creation date, expiration date and status information; (2) data for nameservers sponsored by all registrars consisting of server name, each IP address, registrar id, updated date, creation date, expiration date, and status information; (3) data for registrars sponsoring registered domains and nameservers, consisting of registrar id, registrar address, registrar telephone number, registrar e-mail address, whois server, referral URL, updated date and the name, telephone number, and e-mail address of all the registrar's administrative, billing, and technical contacts; and (4) domain name registrant data collected by the Registry from registrars as part of or following registration of a domain name. NeuLevel shall periodically deposit into escrow all Registry Data on a schedule (not more frequently than weekly for a complete set of Registry Data, and daily for incremental updates). The escrow shall be maintained, at Tralliance's expense, by the same escrow agent currently used by NeuLevel for the .biz top-level domain. The schedule, content, format, and procedure for escrow deposits is set forth in Exhibit B hereto. Changes to the schedule, content, format, and procedure may be made only with the mutual written consent of the Parties. The escrow shall be held under an agreement, substantially in the form of Exhibit C.

(b) Personal Data. NeuLevel shall take reasonable steps to protect Personal Data from loss, misuse, unauthorized disclosure, alteration or destruction. NeuLevel shall not use or authorize the use of Personal Data in a way that is incompatible with the notice provided to registrars. "Personal Data" shall refer to all data about any identified or identifiable natural person.

(c) Bulk Zone File Access. NeuLevel shall provide bulk access to the zone files for the Registry for the TLD to ICANN on a continuous basis in the manner ICANN may reasonably specify from time to time. Bulk access to the zone files shall be provided to third parties on the terms set forth in the TLD zone file access agreement between

Tralliance and end users reasonably established by ICANN, which initially shall be in the form attached as Exhibit D hereto. Changes to the zone file access agreement may be made upon the mutual written consent of the Parties and ICANN.

(d) Monthly Reporting. No later than fifteen (15) days following the end of each calendar month, NeuLevel shall prepare and deliver to Tralliance a report providing such data and in the format specified in Exhibit E. Tralliance shall have the sole responsibility for reviewing such reports and providing them to ICANN as per the ICANN Agreement. NeuLevel shall allow ICANN to audit NeuLevel's books and records relating to data contained in monthly reports from time to time upon reasonable advance written notice, provided that such audits shall not exceed one per quarter. Any such audit shall be at ICANN's cost.

(e) Whois Service. NeuLevel shall provide such whois data as set forth in Exhibit F.

2.3. **Reserved Names.** NeuLevel shall reserve, and not register any TLD strings (i) appearing on the list of reserved TLD strings attached as Exhibit H hereto or (ii) located at http://data.iana.org/TLD/tlds-alpha-bydomain.txt for initial (i.e., other than renewal) registration at the second level within the TLD.

2.4. **Functional and Performance Specifications.** Functional and Performance Specifications for operation of the TLD shall be as set forth in Exhibit G hereto, and shall address without limitation DNS services and operation of the shared registration system. Registry shall keep technical and operational records sufficient to evidence compliance with such specifications for at least one year, which records ICANN may audit from time to time upon reasonable advance written notice, provided that such audits shall not exceed one per quarter. Any such audit shall be at ICANN's cost.

2.5. **Access to Services.** NeuLevel shall make access to Services, including the shared registration system, available to all registrars accredited by Tralliance for the .travel TLD. NeuLevel shall provide all such registrars operational access to Services, including the shared registration system for the .travel TLD and with nondiscriminatory access to such additional services as the Parties may elect to furnish to such registrar which services may include without limitation the following:

(a) The registrar toolkit software and any updates available;

(b) Access to NeuLevel's customer support personnel via telephone and e-mail as further set forth in Exhibit A [Business Requirements Document];

(c) Access to data generated by NeuLevel to reconcile their registration activities from NeuLevel's Web and ftp servers;

(d) Automated registrar account management functions using the same registrar tool made available to all registrars by NeuLevel; and

(e) The shared registration system does not include, for purposes of providing discriminatory access, any algorithms or protocols that differentiate among registrars with respect to functionality, including database access, system priorities and overall performance.

2.6. **Support of Registrars.** NeuLevel shall be responsible for providing all customer support to .travel accredited registrars related to the basic domain name registration process.

2.7. **New Products.** In the event that Tralliance wishes to incorporate NeuLevel products or services into the .travel TLD, the Parties shall follow the process set forth in Section 4 [Additional Professional Services] pursuant to which the new products or services are to be offered directly through the Registry.

3. **TRALLIANCE RESPONSIBILITIES.**

3.1. **Policy.** As between Tralliance and NeuLevel, Tralliance will have the sole responsibility for establishing all policy for domain name registrations in the .travel TLD.

3.2. **Relationship with ICANN.** Tralliance shall have the sole responsibility for dealing with ICANN on any .travel-related issue. Notwithstanding the above, Tralliance shall not make any commitments on behalf of NeuLevel or make any representations about NeuLevel's services without the express written consent of NeuLevel.

3.3. **Accreditation of .travel registrars.** Tralliance shall be solely responsible for the accreditation and revocation of accreditation of .travel registrars. NeuLevel shall provide no support to any registrar for the .travel TLD that is not accredited by Tralliance to perform services in the .travel TLD. Tralliance must provide written notice to NeuLevel immediately upon approving the accreditation of a registrar.

3.4. **Support.** Tralliance shall be responsible for all customer support to registrants, end users, and the general public. In addition, Tralliance shall be responsible for all customer support to registrars that is unrelated to the basic domain name registration process.

3.5. **Indemnification by Registrars of NeuLevel.** Tralliance shall ensure that each of its .travel accredited registrars, at its own expense and within thirty days after presentation of a demand by NeuLevel, will indemnify, defend and hold harmless NeuLevel and its subsidiaries, affiliates, divisions, shareholders, directors, officers, employees, accountants, attorneys, insurers, agents, predecessors, successors and assigns, from any and all claims, demands, losses, costs, expenses, causes of action or other liabilities of any kind, arising out of, relating to, or otherwise in connection with any claim, suit, action, or other proceeding brought against NeuLevel or any subsidiary, affiliate, division, shareholder, director, officer, employee, accountant, attorney, insurer, agent, predecessor, successor or assignee of NeuLevel: (i) relating to any product or

service of such registrar; (ii) relating to any agreement, including registrar's dispute policy, with any Registrant; (iii) relating to the registrar's failure to comply with its obligations, or breach of representations and warranties under its agreement with Tralliance; (iv) relating to registrar's access or use of the NeuLevel's systems in a manner that is inconsistent with the terms of this Agreement or its agreement with Tralliance; or (v) relating to a registrar's domain name registration business, including, but not limited to, its advertising, domain name application process, systems and other processes, fees charged, billing practices and customer service. NeuLevel shall provide such registrar with prompt notice of any such claim, and upon the registrar's written request, NeuLevel will provide to the registrar all available information and assistance reasonably necessary for the registrar to defend such claim, provided that the registrar reimburses NeuLevel for NeuLevel's actual and reasonable costs incurred in connection with providing such information and assistance. The registrar will not enter into any settlement or compromise of any such indemnifiable claim without NeuLevel's prior written consent, which consent shall not be unreasonably withheld or delayed. The registrar will pay any and all costs, damages, and expenses, including, but not limited to, reasonable attorneys' fees awarded against or otherwise incurred by NeuLevel in connection with or arising from any such indemnifiable claim, suit, action or proceeding.

3.6. **Indemnification by Registrars of NeuLevel.** Tralliance shall ensure that all .travel accredited registrars, in their registration agreements with each Registrant, indemnify, defend and hold harmless NeuLevel, its subsidiaries, affiliates, divisions, shareholders, directors, officers, employees, accountants, attorneys, insurers, agents, predecessors, successors and assigns, from any and all claims, demands, losses, costs, expenses, causes of action or other liabilities of any kind, whether known or unknown, in any way arising out of, relating to, or otherwise in connection with the Registrant's domain name registration. The registration agreement shall further require that this indemnification obligation survive the termination or expiration of the registration agreement.

3.7. **No Resale.** Except where explicitly stated otherwise in a Statement of Work (as defined in Section 4.1), and then only as set forth therein, the Services are for use by Tralliance and its End Users only, and solely for Tralliance's internal business purposes, and not for resale to any third party, including by way of a service bureau.

3.8. **No Liens.** Tralliance shall not, directly or indirectly, cause any NeuLevel property to become subject to any mechanic's lien, materialman's lien, vendor's lien or any similar lien, whether by operation of law or otherwise. If Tralliance becomes aware that it has breached its obligations under this Section, it shall promptly notify NeuLevel in writing, cause such lien to be discharged and released of record without cost to NeuLevel, as soon as reasonably possible, and indemnify NeuLevel against all Losses.

3.9. **Network Connections.** As part of this Master Services Agreement, Tralliance may be required to connect to NeuLevel's system.

(a) Tralliance may only use the network connection to NeuLevel's systems ("Network Connection") for the specific lawful business purposes outlined in this Master Services Agreement, or in any applicable Service Order.

(b) Tralliance shall not use the Network Connection or its equipment or systems in a way that interferes in any way with or adversely affects the use of the NeuLevel network by NeuLevel or any other authorized third party user of the NeuLevel network.

(c) Upon prior written notice by NeuLevel, Tralliance shall promptly remove any interference or service obstruction that may be caused by hardware, software or connectivity, owned by or under the control of Tralliance or any of its representatives, agents or contractors. If Tralliance fails to remove any interference or service obstruction in a timely manner, NeuLevel may take any and all reasonable steps necessary to remedy the interference or service obstruction, at Tralliance's expense, with no liability to NeuLevel. Additionally, if the interference or service obstruction creates an emergency or urgent situation, NeuLevel may, after giving notice to Tralliance, take any and all reasonable steps necessary to remedy the interference or service obstruction, at Tralliance's expense, with no liability to NeuLevel.

(d) Each Party shall take all reasonable precautions not to disturb or interfere with the other Party's services or property, unless such disturbance or interference is deemed to be necessary for control of the use of NeuLevel's network.

(e) Tralliance will allow only authorized employees to access the Network Connection. Tralliance shall be solely responsible for ensuring that such employees are not security risks.

(f) Each Party shall be solely responsible for the selection, implementation, and maintenance of security procedures and policies that are sufficient to ensure that (a) such Party's use of the Network Connection (and Tralliance's use of NeuLevel-owned equipment) is secure, including protected from viruses and other malicious code or attacks, and is used only for authorized purposes, and (b) such Party's business records and data are protected against improper access, use, loss alteration or destruction.

(g) Tralliance shall have sole responsibility for the costs, expenses and deployment of any interconnection, installation and testing necessary to establish and maintain the Network Connection.

4. ADDITIONAL PROFESSIONAL SERVICES.

4.1. **Statement of Work.** Any Services provided by NeuLevel which are not part of the Services specifically set forth in Exhibit A shall be set forth in a mutually agreed

upon statement of work ("Statement of Work"). Each Statement of Work shall contain a conspicuous reference identifying it as a Statement of Work under this Master Services Agreement, or the appropriate Service Order. Each Statement of Work shall include or incorporate by reference, subject to agreement to the contrary, the following information, or the process for agreeing to the same:

(a) A statement of project requirements.

(b) A description of the professional services.

(c) A specification covering any Deliverable.

(d) Provisions for the design, testing, and final acceptance of any Deliverable.

(e) A description of any required progress meetings and the personnel required to participate.

(f) A description of any milestones, including any delivery dates or events.

(g) A statement of compensation structure, including any particular fees or charges.

(h) The maximum authorized total expenditure (if applicable).

(i) A list of the Parties' representatives.

(j) Any special Intellectual Property provisions.

(k) Any special termination provisions.

(l) Any assumption(s) on which performance of the professional services or delivery of Deliverables is conditioned.

(m) Any special warranty provisions.

4.2. **Modifications.** If either Party desires to modify a Statement of Work, then the following procedure will be followed:

(a) The requesting Party shall submit a written request to the other proposing change(s) to a Statement of Work.

(b) Within ten (10) Business Days of receipt of the written request, NeuLevel shall develop a change order that includes: (i) an analysis of the impact of the proposed modification on the Deliverable(s), including functionality, if applicable; (ii) an estimate of the impact on the estimated schedule for the proposed Deliverable(s) resulting from the proposed change order; (iii) an estimate of the additional cost, if any, of the proposed modification; and (iv) an evaluation of the technical feasibility of the proposed change.

4.3. **Deliverables.** NeuLevel shall deliver the Deliverable(s) to Tralliance in accordance with the applicable Statement of Work. Each Statement of Work shall set forth a period after delivery of a Deliverable (the "Acceptance Period") for the performance of acceptance or functionality testing, if any, and the period within which Tralliance shall provide NeuLevel with a notice of any non-conformities. If not specified in the applicable Statement of Work, the Acceptance Period is deemed to be fourteen (14) days after receipt of the Deliverable. If the relevant Statement of Work is priced on a Fixed Price Basis, then, unless otherwise provided, NeuLevel shall correct all material non-conformities within thirty (30) days of receipt of such notification. Failure to correct the material non-conformance during such period may be deemed by Tralliance to be a material breach of the Statement of Work. If the relevant Statement of Work is priced on a Time and Materials Basis, then, unless otherwise provided, the Parties shall follow the modification procedures set forth in Section 4.2. Tralliance is deemed to accept a Deliverable when it either (a) provides NeuLevel with written notification of acceptance or (b) fails to provide such written notice or a notice of non-conformity to NeuLevel within the Acceptance Period.

5. **PAYMENT TERMS.**

5.1. **Payment.**

(a) Billing of Wholesale Registry Fee from Registrars. NeuLevel shall be responsible for billing each registrar the wholesale registry fees charged by Tralliance to all .travel accredited registrars, including such fees charged for the addition, renewal and restoration of .travel domains ("Wholesale Registry Fees"). Wholesale Registry Fees shall be collected by NeuLevel upon the occurrence of an applicable transaction and shall be subject to any applicable grace periods. The Wholesale Registry Fees shall be determined solely by Tralliance; provided that in no event shall the Wholesale Registry Fees be less than the fees due and payable to NeuLevel as set forth below. In the event that the Wholesale Registry Fees are less than the NeuLevel fees set forth below, then Tralliance shall be responsible for paying NeuLevel the difference between the fees dues and payable to NeuLevel and the Wholesale Registry Fees.

(b) Fees to NeuLevel.

(i) Fees per Addition, Renewal and Restoration of .travel Domain Names. Out of the Wholesale Registry Fees, NeuLevel shall retain from each .travel accredited registrar the fees set forth in Exhibit 1 for the specific transactions set forth therein ("NeuLevel Fees").

(ii) Minimum NeuLevel Fees. Exhibit 1 shall set forth the minimum fees to be paid to NeuLevel per year.

(c) Fees to Tralliance. NeuLevel shall pay to Tralliance the difference between the Wholesale Registry Fees and the NeuLevel Fees ("Tralliance Fees") on a weekly basis; provided that (i) for the first four (4) weeks after the launch of the .travel TLD, NeuLevel shall pay to Tralliance the Tralliance Fees no less than twice per week; and (ii) in the event that the Tralliance Fees exceed $100,000 at any point in time, then upon e-mail request by Tralliance to [redacted] by 12:00 pm EST, NeuLevel shall initiate payment of such Tralliance Fees via wire transfer to Tralliance promptly but no later than by the close of business the next business day; if such request is received after 12:00pm EST, then NeuLevel shall initiate payment via wire transfer promptly but by no later than two (2) business days following the date of such request.

(d) Access to Billing System. Tralliance shall have real time access to NeuLevel's e-bill system for the .travel TLD on a 24X7 basis. The e-bill system shall provide Tralliance with a summary of billable transactions in the .travel TLD. In addition, the e-bill system shall report any amounts paid to NeuLevel along with any amounts paid by NeuLevel to Tralliance. Such e-bill service shall be provided on as "AS-IS" basis and NeuLevel makes no guarantees or representations that such service will be uninterrupted or error free. Further, NeuLevel reserves the right to take down such e-bill service for the purpose of performing routine and emergency maintenance on the system at any time. .

(e) Monthly Statements. NeuLevel shall generate monthly invoices for each .travel accredited registrar summarizing all of their transactions in the .travel TLD. In addition, NeuLevel shall generate a monthly statement for Tralliance summarizing the total number of .travel transactions.

5.2. **Statements of Work.**

(a) If a Statement of Work provides for charges on a Time and Materials Basis, then NeuLevel shall charge Tralliance the labor rates set forth in the applicable Statement of Work. If such charges and timelines are specifically noted as an estimate in the Statement of Work and performance requires fewer hours or charges than the estimate, then the Tralliance's cost will be less than the estimate. If performance requires more hours or higher charges than the estimate, then NeuLevel will notify Tralliance as soon as it becomes aware of the need. Tralliance may then terminate the applicable Statement of Work by paying NeuLevel for the hours worked and material purchased to date, continue with the work up to the estimated hours, or exercise the amendment process set forth herein and amend the Statement of Work and authorize additional work.

(b) If a Statement of Work provides for charges on a Fixed Price Basis, then NeuLevel shall perform the stated professional services and deliver the required Deliverables for the fixed price set forth in the Statement of Work.

5.3. **Taxes.** All charges to Tralliance are calculated exclusive of any applicable federal, state or local use, excise, value-added, gross receipts, sales and privilege taxes, duties, universal service assessments or similar liabilities (other than general income or property taxes imposed on NeuLevel) associated with the Services, whether charged to NeuLevel, its suppliers or Affiliates, Tralliance or End User.

5.4. **Records.** During the Term, and for twelve (12) months thereafter, either Party shall provide the other, or its designated representative, upon written request of at least fourteen (14) days, and not more than once per calendar year, reasonable access to its records, personnel and facilities during normal business hours for purposes of (i) performing audit work, including internal control evaluations in connection with Securities and Exchange Commission requirements, related to that Party's annual independent audit or (ii) verifying billing records, invoices and/or reports generated by NeuLevel which are provided to Tralliance, the registrars or other parties on behalf of the Tralliance under this Master Services Agreement.

5.5. **Assurances.** Upon request by NeuLevel, Tralliance shall provide a deposit, letter of credit or similar surety as a condition of continued provision of service if Tralliance's payments are repeatedly overdue.

6. RIGHT OF FIRST REFUSAL / RIGHT OF FIRST OFFER

(a) Right of First Refusal on ICANN Registry Services.

(i) NeuLevel shall have a right of first refusal on providing any ICANN Registry Service for the .travel TLD.

(ii) Proposal. For each new ICANN Registry Service Tralliance intends on introducing, Tralliance shall provide NeuLevel a comprehensive description of such service along with detailed specifications. NeuLevel shall have a period of no less than thirty (30) days to submit a written proposal to provide such new ICANN Registry Service ("Proposal"). The Proposal shall contain a detailed report of NeuLevel's operation of the proposed service and include a description of its plans for implementation of the new service along with a description of applicable fees.

(iii) Tralliance shall consider the Proposal for a period of no more than thirty (30) days. During this thirty (30) day period, Tralliance may request NeuLevel to provide, and NeuLevel shall provide, additional information concerning the Proposal that Tralliance determines to be reasonably necessary to make its decision. Following consideration of the Proposal, NeuLevel shall negotiate a Statement of Work pursuant to Section 4 above for the Registry Service, unless Tralliance demonstrates that: (a) NeuLevel is in material breach of this Agreement, or (b) NeuLevel is unable to operate the new service in compliance with the specifications.

(iv) In the event that Tralliance rejects the Proposal, and solicits other offers to administer the new ICANN Registry Service, Tralliance shall present such offers to NeuLevel no later than fifteen (15) days after receiving such offers. NeuLevel shall have a period of seven (7) calendar days to match such offers. NeuLevel shall be awarded the right to perform the new ICANN Registry Service unless Tralliance demonstrates that NeuLevel is unable to match any of the offers.

6.2. **Right of First Offer on Non-ICANN Registry Services.** In addition, NeuLevel may propose any service for the .travel TLD that would not otherwise qualify as a "ICANN Registry Service" above. Tralliance reserves the right, however, to select which services it will incorporate into its product offering. In the event that Tralliance desires to incorporate a new service into the .travel TLD, it shall provide (i) five days advance notice to NeuLevel and (ii) an opportunity for NeuLevel to match the terms and conditions offered by any third party for such services.

7. TERM & TERMINATION.

7.1. **Term.** Except as otherwise provided herein, the term of this Agreement shall commence as of the Effective Date and shall continue in full force and effect for the term of the ICANN Agreement, including any applicable extensions, amendments and/or renewals of the ICANN Agreement ("Term").

7.2. **Event of Default Termination.** In the event that either Party commits an Event of Default, which term is defined to include a period as is set forth in Schedule 1 hereto, the other Party may, by giving written notice to the defaulting Party, immediately terminate this Agreement. The foregoing notwithstanding, the non-defaulting Party may pursue any legal remedies it may have under applicable law or principles of equity relating to such breach and subject to the terms of this Section.

7.3. **Insolvency.** Either Party may immediately terminate this Agreement if the other Party (a) becomes or is declared insolvent or bankrupt; (c) is the subject of any proceeding related to its liquidation or insolvency (whether voluntarily or involuntarily) which is not dismissed within ninety (90) Days; (d) makes an assignment for the benefit of creditors; (e) experiences a material adverse change in financial condition which may reasonably be expected to affect its ability to perform; or (f) fails to comply with a written request for reasonable assurances within ten (10) Business Days or otherwise repudiates any Service Order.

7.4. **Effect of Termination.** Termination refers to the termination of the Parties' respective commitments and obligations from and after the date of termination, but does not relieve the Parties of their payment and other obligations incurred prior to the date of termination. To the extent NeuLevel is performing professional services on behalf of Tralliance, NeuLevel shall, with regard to such custom services:

(a) inform Tralliance of the extent to which performance has been completed through the date of termination or expiration;

(b) wind up its work in a commercially reasonable manner;

(c) preserve items of value created prior to termination;

(d) deliver to Tralliance all work in progress that Tralliance has paid for at that time; and

(e) invoice Tralliance all amounts properly due and owing since the date of last invoice.

8. INTELLECTUAL PROPERTY.

8.1. **Services.** All right, title and interest in and to the Services, including NeuLevel's shared registration system, DNS, and WHOIS systems as well as all APIs and interconnection between Tralliance-approved authentication and directory providers, and their associated hardware, software, object code, source code, toolkits, data and reports, is owned exclusively by NeuLevel.

8.2. **Reservation.** Subject to the above, each Party retains all right, title and interest in and to its respective Intellectual Property rights. No licenses will be deemed to have been granted by either Party to any of its Intellectual Property rights, except as otherwise expressly authorized in this Agreement. Any provision in a Statement of Work that deems any Deliverables developed by NeuLevel to be a "work made for hire" or the property of Tralliance, including any Intellectual Property rights thereto, shall be contingent upon payment to NeuLevel of all amounts properly invoiced to Tralliance.

8.3. **Tools.** All right, title and ownership to any tools, software (both in object code and source code form), hardware, databases excluding any Tralliance data contained in such databases, and know-how, which NeuLevel previously developed or which NeuLevel independently develops or licenses from a third party (collectively, "NeuLevel Tools") shall remain the exclusive property of NeuLevel. The foregoing notwithstanding, in the event that, in order for Tralliance to use the Services, NeuLevel provides Tralliance with an API, software toolkit, or other software, subject to the terms and conditions of this Master Services Agreement, including without limitation Tralliance's timely payment of all fees due, NeuLevel hereby grants Tralliance a non-exclusive, non-transferable, worldwide, license to use during the Term the API, Toolkit and/or other software, as well as any updates and upgrades thereof, solely for the purpose of accessing and using the Services under this Master Services Agreement. In the case that Tralliance is authorized to resell a Service under an executed reseller agreement with NeuLevel, the foregoing license shall include the right to sublicense. NeuLevel may, in its discretion from time to time and at no charge to Tralliance, make modifications to the API, Toolkit and/or other software licensed hereunder. NeuLevel will use commercially reasonable efforts to provide Tralliance with reasonable notice prior to the implementation of any material changes to the API, Toolkit and/or other software.

8.4. **Prohibition.** Tralliance shall not, or allow others to, reverse engineer or otherwise attempt to derive source code from the Toolkit, other software, Services, or any software accessed as part of the Services.

9. CONFIDENTIALITY.

9.1. **Confidential Information.** Each Party acknowledges that they may be furnished with, receive, or otherwise have access to Confidential Information of the other Party.

9.2. **Exclusion.** Confidential Information excludes any information that the receiving Party can demonstrate:

(a) at the time of disclosure, was in the public domain or in the possession of the receiving Party;

(b) after disclosure, is published or otherwise becomes part of the public domain through no fault of the receiving Party;

(c) was received after disclosure from a third party who had a lawful right to disclose such information to the

receiving Party without any obligation to restrict its further use or disclosure;

(d) was independently developed by the receiving Party without reference to Confidential Information of the disclosing Party; or

(e) was required to be disclosed to satisfy a legal requirement of a competent government body.

9.3. **Obligations.** The following obligations with respect to Confidential Information shall survive the expiration or termination of this Master Services Agreement for a period of three (3) years or such longer period as required by law, regulation, or court order.

(a) Each Party's Confidential Information shall remain the property of that Party. Each Party shall use at least the same degree of care, but in any event no less than a reasonable degree of care, to prevent unauthorized disclosure of Confidential Information, as it employs to avoid unauthorized disclosure of its own Confidential Information of a similar nature. Except as otherwise permitted hereunder, the Parties may disclose such information to entities performing services required hereunder where: (i) use of such entity is authorized hereunder, (ii) such disclosure is necessary or otherwise naturally occurs in that entity's scope of responsibility, and (iii) the entity agrees in writing to assume the obligations described in this Section. Any disclosure to such entity shall be under the terms and conditions of this Section.

(b) Each Party shall take reasonable steps to ensure that its employees, directors, officers and agents comply with this Section. In the event of any disclosure or loss of, or inability to account for, any Confidential Information of the disclosing Party, the receiving Party shall promptly, and at its own expense notify the disclosing Party in writing, and take such actions as may be necessary and cooperate in all reasonable respects with the disclosing Party to minimize the violation and any damage resulting therefrom.

(c) Except as otherwise provided herein, either Party may disclose the terms and conditions of this Master Services Agreement to third parties that (i) have expressed a bona fide interest in consummating a significant financing, merger or acquisition transaction between such third parties and such Party, (ii) have a reasonable ability (financial and otherwise) to consummate such transaction, and (iii) have executed a nondisclosure agreement that includes within its scope the terms and conditions of this Section or substantially similar terms and conditions and also includes a procedure to limit the extent of copying and distribution of this Master Services Agreement. Each Party shall endeavor to delay the disclosure of the terms and conditions of this Master Services Agreement until the status of discussions concerning such transaction warrants such disclosure.

(d) A Party receiving a request pursuant to Section 9.3(e) to disclose Confidential Information shall immediately upon receiving such request, and to the extent that it may legally do so, advise the disclosing Party promptly and prior to making such disclosure in order that the disclosing Party may interpose an objection to such disclosure, take action to assure confidential handling of the Confidential Information, or take such other action as it deems appropriate to protect the Confidential Information.

9.4. **Trademarks and Press Releases.** Neither Party shall use the trade names, trademarks, service marks, or other proprietary marks of the other Party in any advertising, sales presentation, news releases, advertising, or other promotional or marketing materials without such other Party's prior written consent, which shall not be unreasonably withheld; provided, however, that NeuLevel shall have the right without prior approval to identify Tralliance as a customer of NeuLevel's services. In addition, the Parties agree that it would be mutually beneficial to issue a joint press release regarding their relationship and will work together to issue within a reasonable time of the Effective Date a mutually agreed upon press release.

10. REPRESENTATIONS & DISCLAIMERS.

10.1. **Mutual Representations.** Each Party represents and warrants that:

(a) it has the requisite corporate power and authority to enter into the Master Service Agreement and to carry out the transactions contemplated thereunder;

(b) the execution, delivery and performance of the Master Services Agreement and the consummation of the transactions contemplated thereunder have been duly authorized by the requisite corporate action on its part; and

(c) the Master Services Agreement has been duly executed and delivered, and create lawful, valid and legally binding obligations, in accordance with their respective terms.

10.2. **NeuLevel Representations.** NeuLevel represents and warrants that:

(a) it shall obtain and/or maintain the resources necessary to provide the Services and shall operate its activities in a professional and workmanlike manner, in accordance with accepted industry standards, and in compliance with all laws, regulations, orders and decrees applicable to NeuLevel; and

(b) its provision of the Services does not and shall not infringe, misappropriate or violate the United States Intellectual Property rights of any Person; and

10.3. **Tralliance Restrictions.** Tralliance shall not make any representations or warranties, whether written or oral, to third parties, including without limitation, its own customers or End Users, concerning the Services that are not expressly authorized herein or that materially depart from any applicable service level commitments set forth under this Master Services Agreement.

10.4. **Disclaimers.** EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN OR UNDER THIS MASTER SERVICES AGREEMENT, ALL SERVICES PROVIDED HEREUNDER ARE PROVIDED "AS IS" AND "AS AVAILABLE", AND NEITHER NEULEVEL

NOR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR ASSIGNS MAKE ANY WARRANTIES TO TRALLIANCE OR TO ANY OTHER THIRD PARTY INCUDING, WITHOUT LIMITATION, END USERS, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BY WAY OF EXAMPLE AND NOT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, TITLE AND NONINFRINGEMENT RELATING TO ANYTHING PROVIDED OR USED OR DESCRIBED HEREUNDER, AND ANY SERVICES, EQUIPMENT, MATERIAL, GOODS, REAL ESTATE OR OTHER TANGIBLE OR INTANGIBLE ASSET THAT IS CONVEYED, HYPOTHECATED, LEASED, SOLD, OR OTHERWISE PROVIDED TO TRALLIANCE IN ANY MANNER, OR AS TO ANY OTHER MATTER, ALL OF WHICH WARRANTIES ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

11. **LIABILITY.**

11.1. **General Intent.** Subject to the specific provisions of this Section, it is the intent of the Parties that each shall be liable to the other only for any direct damages incurred by the non-breaching Party as a result of the breaching Party's failure to perform its obligations in the manner required by the Master Services Agreement.

11.2. **Restrictions.**

(a) NOTWITHSTANDING ANYTHING IN THE MASTER SERVICES AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR ASSIGNS BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, PUNITIVE, SPECIAL, EXEMPLARY OR OTHER INDIRECT DAMAGES, INCLUDING, BY WAY OF EXAMPLE AND NOT LIMITATION, LOSS OF BUSINESS, PROFITS, USE, DATA, OR OTHER ECONOMIC ADVANTAGE, WHETHER SUCH CLAIM IS CHOATE OR INCHOATE, WHETHER BY STATUTE, IN TORT, OR IN CONTRACT, INCLUDING SUCH PARTY'S CUSTOMERS, VENDORS OR BENEFICIARIES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(b) FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE EXCLUSIVE REMEDY OF TRALLIANCE AND NEULEVEL'S SOLE LIABILITY.

(c) EACH PARTY'S LIABILITY HEREUNDER SHALL BE LIMITED TO THE LESSER OF (I) ACTUAL DIRECT DAMAGES, (II) AMOUNTS ACTUALLY PAID (INCLUDING BOTH PRINCIPAL AND INTEREST) TO NEULEVEL BY TRALLIANCE IN CONNECTION WITH THE CONTESTED SERVICE OVER THE PRECEEDING TWELVE (12) MONTHS FROM THE TIME THE EVENT RESULTING IN LIABILITY OCCURS. THE FORGOING LIMITATION SHALL NOT APPLY WITH RESPECT TO THIRD PARTY CLAIMS SUBJECT TO INDEMNIFICATION, FEES DUE AND OWING HEREUNDER, OR CLAIMS ARISING OUT OF A BREACH OF ANY CONFIDENTIALITY PROVISIONS.

(d) ALL AMOUNTS PAYABLE OR PAID TO THIRD PARTIES IN CONNECTION WITH CLAIMS THAT ARE ELIGIBLE FOR INDEMNIFICATION SHALL BE DEEMED DIRECT DAMAGES.

11.3. **Force Majeure.** Neither Party shall be liable for any loss or damage resulting from any cause beyond its reasonable control (a "Force Majeure Event") including an "act of God", insurrection or civil disorder, war or military operations, national or local emergency, acts or omissions of government, highway authority or other competent authority, compliance with any statutory obligation or executive order, industrial disputes of any kind (whether or not involving either Party's employees), fire, lightning, explosion, flood, subsidence, weather of exceptional severity, or any similar act or omission beyond the reasonable control of any Party. Upon the occurrence of a Force Majeure Event and to the extent such occurrence interferes with a Party's performance of this Master Services Agreement, each Party shall be excused from performance of its obligations during the period of such interference, provided that such Party uses all reasonable commercial efforts to avoid or remove such causes of nonperformance.

12. **INDEMNIFICATION.**

12.1. **NeuLevel Obligations.** NeuLevel shall indemnify, defend and hold harmless Tralliance, its Affiliates and their respective officers, directors, employees, shareholders, and members from and against any losses, claims, penalties, fines, judgments, damages, forfeitures, liabilities or expenses (including reasonable attorney's fees, expert witness fees, expenses and costs of settlement) (collectively, "Losses") or threatened Losses arising out of third party claims relating to, incurred in connection with, or based upon:

(a) any breach by NeuLevel of its confidentiality obligations set forth in the Master Services Agreement; and

(b) any infringement, misappropriation or violation of any United States Intellectual Property right asserted by any third party relating to a Service or Deliverables, including the provision or use thereof, except to the extent that such claim is based on a use of Service or Deliverable that is not authorized under this Master Services Agreement, or otherwise advised in writing by NeuLevel to Tralliance that it is not recommended, or to the extent that Tralliance specified the manner in which NeuLevel was to perform.

Notwithstanding the foregoing, NeuLevel shall not have any obligation to Tralliance under this Section for any Losses, threatened Losses or claims caused by or based upon the negligence or willful misconduct of Tralliance.

12.2 Traliance Obligations. Traliance shall indemnify, defend and hold harmless NeuLevel, its Affiliates and their respective officers, directors, employees, shareholders, and members from and against any Losses or threatened Losses arising out of, relating to, incurred in connection with, or based upon:

(a) any aspect of the .travel TLD not performed by, or under the control of NeuLevel, including, but not limited to authentication and the initial directory-based services, currently being performed by ChoicePoint and WAND, respectively;

(b) any aspect of the .travel TLD performed by Tralliance;

(c) any policy of the .travel TLD;

(d) any claims pursuant to Sections 3.5 and 3.6 above that are not covered by the registrar or registrant, respectively;

(e) any breach by Tralliance of its confidentiality obligations set forth in the Master Services Agreement;

(f) Tralliance use of the Services or any Deliverable that is not authorized under this Master Services Agreement or a Statement of Work, or otherwise advised by NeuLevel in writing to Tralliance that it is not recommended, or to the extent that Tralliance specified the manner in which NeuLevel was to perform; and

(g) any infringement, misappropriation or violation of any United States Intellectual Property right asserted by any third party relating to any Tralliance material provided to NeuLevel.

Notwithstanding the foregoing, Tralliance shall not have any obligation to NeuLevel under this Section for any Losses, threatened Losses or claims caused by or based upon the negligence or willful misconduct of NeuLevel.

12.3 Procedure. Upon receiving notice of any third party claim covered by the indemnity obligations set forth in this Section, the Party entitled to indemnification under such Section (the "Indemnified Party") shall promptly notify the other Party (the "Indemnifying Party"). The right of indemnification hereunder shall not be adversely affected by a failure to give such notice, unless and only to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party may assume control of the defense of any such claim; however, the Indemnified Party may, at its own cost and expense, participate through its attorneys or otherwise, in such investigation, trial and defense of such claim and any appeal arising therefrom. The Indemnifying Party shall not settle any such claim without the Indemnified Party's prior written consent, which consent shall not be unreasonably withheld or delayed, unless such settlement is solely for monetary damages for which the Indemnified Party is fully indemnified therefor under this Master Services Agreement. If the Indemnifying Party does not assume full control over the defense of a claim pursuant to this Section, then the Indemnifying Party may participate in such investigation, defense or trial, at its sole cost and expense, and the Indemnified Party shall have the right to defend or settle such claim in such manner as it may deem appropriate, solely at the cost and expense of the Indemnifying Party.

12.4 Option. In addition to the foregoing indemnification obligations, if all or any part of a Service or a Deliverable is, or in the reasonable opinion of NeuLevel may become, the subject of a claim of infringement, misappropriation or violation of a third party's United States Intellectual Property rights, NeuLevel may, at its sole discretion and expense, either (a) procure for Tralliance the right to continue receiving and using the Services or Deliverable; or (b) replace or modify the allegedly infringing aspect of the Services or Deliverable to make it non-infringing, without altering its functionality.

13. GENERAL.

13.1 Assignment. Neither Party may assign or otherwise transfer all or any portion of its rights or obligations under the Master Services Agreement without prior written consent of the other Party, which consent shall not be unreasonably conditioned, withheld or delayed, except that either Party may assign this Master Services Agreement without consent to

(a) any Affiliate of such Party;

(b) an entity which acquires all or substantially all of the assets of such Party; and

(c) a successor in a merger or acquisition.

Any assignment or transfer in violation of this Section shall be void and have no effect.

13.2 Notices. Any notices, requests, demands, and determinations under this Master Services Agreement (other than routine operational communications), shall be in writing and shall be deemed duly given (a) when delivered by hand, (b) one (1) Business Day after being transmitted via an express, overnight courier with a reliable system for tracking delivery, delivery costs paid (c) when sent by confirmed facsimile with a copy delivered by another means specified in this Section, or (d) on the day an authorized employee of the receiving party accepts receipt in writing, when mailed by United States mail, registered or certified mail, return receipt requested, postage prepaid, to the address listed on the first page of this Master Services Agreement. A Party may from time to time change its address or designee for notice purposes by giving the other prior written notice of the new address or designee and the date upon which it will become effective.

13.3 Counterparts. This Master Services Agreement may be executed in counterparts, all of which taken together shall constitute one single agreement between the Parties.

13.4 Relationship of Parties. The Parties are independent contractors, bound to each other only as provided for herein. Neither Party has the authority to bind, act on behalf of or represent the other. Except as expressly set forth in this Master Services Agreement or any Service Order, nothing in the Master Services Agreement creates a relationship of

partnership, employer and employee, principal and agent, master and servant, or franchisor and franchisee. Neither Party shall act or fail to act in a way that could reasonably cause others to believe that it has authority to act on behalf of the other beyond the authority expressly granted herein.

13.5 Severability and Modification.

In the event that any provision of this Master Services Agreement conflicts with the law under which the Master Services Agreement are to be construed or if any such provision is held invalid by an arbitrator or a court with jurisdiction over the Parties, such provision shall be deemed to be modified to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law. The remainder of the Master Services Agreement shall remain in full force and effect.

If any state or federal body of competent jurisdiction determines that any provision of the Master Services Agreement violates any applicable rules, policies, or regulations, both Parties shall make reasonable efforts to promptly bring the Master Services Agreement into compliance and shall endeavor in those efforts to preserve for both Parties the economic benefits as reflected in the Master Services Agreement to the maximum extent possible.

13.6 Consents and Approval. Except where expressly provided as being in the sole discretion of a Party, where agreement, approval, acceptance, consent, or similar action by either Party is required under the Master Services Agreement, such action shall not be unreasonably delayed, conditioned or withheld. An approval or consent given by a Party under the Master Services Agreement shall not relieve the other Party from responsibility for complying with the requirements of the Master Services Agreement, nor shall it be construed as a waiver of any rights under the Master Services Agreement, except as and to the extent otherwise expressly provided in such approval or consent.

13.7 Waiver of Default. No waiver or discharge hereof shall be valid unless in writing and signed by an authorized representative of the Party against which such amendment, waiver, or discharge is sought to be enforced. A delay or omission by either Party hereto to exercise any right or power under the Master Services Agreement shall not be construed to be a waiver thereof. A waiver by either of the Parties of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant.

13.8 Cumulative Remedies. Except as otherwise expressly provided, all remedies provided for in the Master Services Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity or otherwise.

13.9 Survival. Any provision of the Master Services Agreement which contemplates performance or observance subsequent to any termination or expiration (in whole or in part) shall survive any such termination or expiration (in whole or in part, as applicable) and continue in full force and effect.

13.10 Third Party Beneficiaries. This Master Services Agreement shall not be deemed to create any rights in third parties, including End Users, suppliers and customers of a Party, or to create any obligations of a Party to any such third parties, or to give any right to either Party to enforce this Master Services Agreement on behalf of a third party.

13.11 Governing Law. The Master Services Agreement and performance under them shall be governed by and construed in accordance with the laws of the State of New York, without regard to its choice of law principles or the U.N Convention on Contracts for the International Sale of Goods. The Parties hereby expressly opt-out from the applicability of any State's version of the Uniform Computer Information Transactions Act ("UCITA").

13.12 Arbitration. Without prejudice to either Party's right to seek equitable relief (including, but not limited to, injunction) from a court of competent jurisdiction, any dispute arising out of or related to this Master Services Agreement that cannot be resolved by negotiation, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). The arbitration shall take place in the State of New York and be governed by the laws of the State of New York. The Parties shall share the costs of arbitration, including the fees and expenses of the arbitrator, equally, unless the arbitration award provides otherwise. Each Party shall bear the cost of preparing and presenting its case. The arbitrator shall have no power or authority to make awards or issue orders of any kind except as expressly permitted by this Master Services Agreement, and in no event shall the arbitrator have the authority to make any award that provides for punitive or exemplary damages. The arbitrator shall use all reasonable means to settle the dispute with dispatch and shall state his/her opinion in writing along with his/her reasons for the decision. The arbitrator's decision shall follow the plain meaning of the relevant documents, and shall be final and binding. The award may be confirmed and enforced in any court of competent jurisdiction. Notwithstanding the foregoing, claims for preliminary injunctive relief and other pre-judgment remedies may be brought in a state or federal court in the United States with jurisdiction over the subject matter and Parties.

13.13 Waiver of Jury Trial. To the extent applicable, the Parties each waive any right they may have to a trial by jury in any legal proceeding arising from or related to the Master Services Agreement.

13.14 Order of Precedence. Any conflict among or between the terms and conditions of the documents making up the Master Services Agreement will be resolved in accordance with the following order of precedence (in descending order of precedence:

(i) Statements of Work, if any;

(ii) the Exhibits;

(iii) the Master Services Agreement.

13.15 Entire Agreement. The Master Services Agreement constitutes the entire agreement between the Parties with respect to the subject matter in this Master Services Agreement, and supersedes all prior agreements, whether written or oral, with respect to the subject matter contained therein. The Master Services Agreement may be modified only by a written instrument executed by both parties.

TRALLIANCE CORPORATION	NEULEVEL, INC
By: [signature] (Signature)	By: [signature] (Signature)
Printed Name: RON ANDRUFF	Printed Name: Jeffrey A. Babka.
Title: PRESIDENT	Title: SVP + CFO
Date: 7 Oct. 2005	Date: 10/11/05
Address:	Address: 46000 Center Oak Plaza Sterling, VA 20166

SCHEDULE 1
TO
MASTER SERVICES AGREEMENT

Definitions

The following terms shall have the following definitions. Other terms used in the Master Services Agreement are defined in the context in which they are used and have the meanings there stated or are defined in the applicable Transaction Document.

1. "**Affiliate**" shall mean, with respect to any entity, any other entity Controlling, Controlled by or under common Control with such entity, whether directly or indirectly through one or more intermediaries.

2. "**Business Day**" or "**business day**" means, except as may otherwise be set forth in a Service Order, Monday through Friday, 8:00 a.m. to 8:00 p.m. EST, excluding Federally recognized holidays, as well as the Friday immediately following Thanksgiving Day and the day before Christmas.

3. "**Confidential Information**" shall mean all information, whether of a technical, business, financial or any other nature, disclosed in any manner, whether verbally, electronically, visually or in a written or other tangible form, which is either identified as confidential or proprietary or which should be reasonably understood to be confidential or proprietary in nature with respect to the disclosing Party, an Affiliate or a third party.

4. "**Control**" and its derivatives shall mean legal, beneficial or equitable ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding voting capital stock (or other ownership interest, if not a corporation) of an entity, or actual managerial or operational control over such entity.

5. "**Days**" or "**days**" shall mean calendar days unless otherwise specified.

6. "**Deliverables**" shall mean the final material that NeuLevel is required to deliver to Tralliance in accordance with a Statement of Work.

7. "**End User**" shall mean the Person to which Tralliance ultimately provides services.

8. "**Events of Default**" shall mean any of the following:

(a) any representation or warranty made by a Party in the Master Services Agreement which was incorrect in any respect when made and that could reasonably be expected to have a material adverse effect upon the other Party's ability to realize the benefits of its bargain;

(b) a material breach of the Master Services Agreement that is not cured within thirty (30) days after notice of breach to the breaching Party;

(c) Tralliance's failure to make any payment or any other amount when such payment or amount is due and such failure continues for fifteen (15) days after receipt of notice of such failure.

9. "**Fixed Price Basis**" shall mean a compensation arrangement in which NeuLevel assumes responsibility for the performance of professional services and/or delivery of any Deliverables set forth in a Statement of Work for a fixed price.

10. "**ICANN**" shall mean the Internet Corporation for Assigned Names and Numbers.

11. "**ICANN Registry Service**" shall mean "Registry Services" as defined in the ICANN Agreement.

12. "**Intellectual Property**" shall mean all Intellectual Property rights, including by way of explanation, but not by limitation, those statutory or common law rights in and relating to copyrights, patents, trademarks, trade secrets, moral rights, or any similar rights.

13. "**Losses**" shall mean liabilities, damages and related costs and expenses, including fines, levies, assessments, reasonable legal fees, allocable costs of in-house counsel, and disbursements and costs of investigations, litigation, settlement, judgment, interest and penalties.

14. "**Master Services Agreement**" shall mean this Master Services Agreement, and all Service Orders, Addenda, Exhibits and Schedules thereto.

15. "**Person**" means any individual, corporation, proprietorship, firm, partnership, limited liability company, trust, association or other entity.

16. "Registry" means Tralliance.

17. "**Time and Materials Basis**" shall mean a compensation arrangement in which NeuLevel estimates the number of hours and cost of materials required to perform professional services in accordance with a Statement of Work and, if applicable, complete and deliver any Deliverable(s), and bills Tralliance for the hours actually worked and material actually expended.

18. "**.travel**" shall mean either the .travel top-level domain or any other top-level domain dedicated to the travel industry.

LIST OF EXHIBITS

Exhibit A	Business Requirements Document *
Exhibit B	Data Escrow Specification *
Exhibit C	Form of Escrow Agreement *
Exhibit D	Zone File Access Agreement *
Exhibit E	Monthly Reports *
Exhibit F	Whois Specifications *
Exhibit G	Functional and Performance Specifications*
Exhibit H	List of Reserved TLD Strings *
Exhibit I	Fees

* This exhibit has not been filed and will be made available to the Securities and Exchange Commission upon request.

EXHIBIT I
TO
MASTER SERVICES AGREEMENT

FEES

a) Pricing. The following represents the fees to be paid in accordance with Section 5.1 of the Master Services Agreement:

1. Wholesale Registry Fees

   a. New registrations: [redacted] per domain name per year
   b. Renewals: [redacted] per domain name per year
   c. Restores: [redacted] per domain name per year

2. NeuLevel Fees for new registrations and renewals

- **1 - 50,000 new domain name registrations and/or renewals per year = [redacted] per domain name per year**
- **50,001 - 100,000 new domain name registrations and/or renewals per year = [redacted] per domain name per year**
- **100,001 - 600,000 new domain name registrations and/or renewals per year = [redacted] per domain name per year**
- **600,001+ new domain name registrations and/or renewals per year = [redacted] per domain name per year**

3. NeuLevel fees for Restores. NeuLevel shall charge Tralliance [redacted] for each domain name that is restored within the first five (5) days of the Redemption Grace Period and [redacted] for each domain name that is restored during the remainder of the Redemption Grace Period.

b) Minimums. In the event that the NeuLevel Fees per annum are less than [redacted] ("Minimum NeuLevel Fee"), Tralliance shall pay to NeuLevel the difference between the Minimum NeuLevel Fee and the actual NeuLevel Fees received by no later than thirty (30) days after each anniversary date after the Effective Date. Unless subject to a good faith dispute, and then only if Tralliance provides NeuLevel with notice of the nature of the dispute prior to the due date, any amounts not paid when due shall be assessed interest at a monthly rate equal to one and one half percent (1.5%) or the maximum rate allowed by law, whichever is less, from the date the payment was due. If NeuLevel commences legal proceedings to collect any payment due to it hereunder, Tralliance shall be responsible for and pay all reasonable attorneys fees, court costs and other reasonable collection expenses incurred by NeuLevel.